As filed with the Securities and Exchange Commission on February 4, 2009.

Registration No. 333-156609

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

PRE-EFFECTIVE AMENDMENT NO. 1 TO
Form S-3
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

ENER1, INC.
(Exact name of registrant as specified in its charter)

Florida (State or other jurisdiction of incorporation or organization)	72-1449411 (I.R.S. Employer Identification No.)

1540 Broadway, Suite 25C
New York, New York 10036
(212) 920-3500
 (Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Nicholas Brunero, Deputy General Counsel
Ener1, Inc.
1540 Broadway, Suite 25C
New York, New York 10036
(212) 920-3500
(Name, address, including zip code, and telephone number, including area code, of agent for service)

with copies to:
Robert L. Mazzeo
Mazzeo Song & Bradham, LLP
708 Third Avenue - 19th Floor
New York, New York 10017
(212) 599-0700

Approximate date of commencement of proposed sale to the public:   From time to time after the effective date of this Registration Statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.   ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.   ☑

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.   ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.   ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.   ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.   ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☐	Smaller reporting company ☑
(Do not check if a smaller reporting company)

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities To Be Registered	Amount to be Registered		Proposed Maximum Offering Price Per Unit		Proposed Maximum Aggregate Offering Price		Amount of Registration Fee
Primary Offering		(1)		(2)		(2)		(3)
Common Stock, $0.01 par value	—		—		—		—
Preferred Stock, $0.01 par value	—		—		—		—
Debt Securities	—		—		—		—
Warrants	—		—		—		—
Units	—		—		—		—
Total for Primary Offering	—		—		$100,000,000		$3,930.00
Secondary Offering (4)
Common Stock, $0.01 par value	7,945,936	(5)	$7.48	(5)	$59,435,601.28	(5)	$2,335.82

Total							$6,265.82	(6)

(1)
With respect to the primary offering, we are registering such indeterminate number of shares of common stock and preferred stock, such indeterminate principal amount of debt securities, such indeterminate number of warrants to purchase common stock, preferred stock and/or debt securities, and such indeterminate number of units consisting of combinations of any of the foregoing as we may offer and sell from time to time, which together will have an aggregate initial offering price not to exceed $100,000,000. If any debt securities are issued with original issue discount, the offering price of such securities will be deemed to be the principal amount of such securities at maturity. The securities registered hereunder also include such indeterminate number of shares of common stock and preferred stock and principal amount of debt securities as may be issued upon conversion of or exchange for preferred stock or debt securities, upon exercise of warrants or pursuant to the antidilution provisions of any of such securities. In addition, pursuant to Rule 416 under the Securities Act, the shares of common stock and preferred stock being registered hereunder include such indeterminate number of shares as may be issuable as a result of stock splits, stock dividends or similar transactions.

(2)
The proposed maximum aggregate offering price per class of security will be determined from time to time by the registrant in connection with the issuance of the securities registered hereunder and is not specified as to each class of security pursuant to General Instruction II.D of Form S-3 under the Securities Act.

(3)	Calculated pursuant to Rule 457(o) under the Securities Act.

(4)
The shares being registered for the secondary offering include 5,385,936 shares of common stock that are being registered for resale by holders of such common stock and 2,560,000 shares of common stock underlying exercisable warrants that may be resold by the holders thereof upon the exercise of such warrants. In accordance with Rule 416(a) under the Securities Act, we are also registering hereunder an indeterminate number of shares as may be issuable as a result of stock splits, stock dividends or similar transactions.

(5)
The offering price is estimated solely for purposes of determining the registration fee and calculated in accordance with Rule 457(c) promulgated under the Securities Act based on average high and low prices per share of $7.00 on January 2, 2009, as quoted on the NASDAQ.

(6)	Previously paid.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

PART II

This Pre-Effective Amendment No. 1 to the Registration Statement on Form S-3 is being made solely to file additional exhibits and to amend Item 16 of the Registration Statement reflecting such additional exhibits. This amendment does not modify any other part of the Registration Statement.

ITEM 16. EXHIBITS

5.1 Opinion on legality.*

23.3 Consent of Roetzel & Andress, P.A. (included in Exhibit 5.1).*

* Filed herewith.

SIGNATURE

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Pre-Effective Amendment No. 1 to Form S-3 Registration Statement to be signed of its behalf by the undersigned, thereunto duly authorized, in New York, New York on February 4, 2009.

ENER1, INC.

By:	/s/ Charles Gassenheimer
Charles Gassenheimer Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Charles Gassenheimer	Chief Executive Officer, Chairman	February 4, 2009
Charles Gassenheimer	(Principal Executive Officer)

*	President, Director	February 4, 2009
Peter Novak

/s/ Gerard A. Herlihy	Chief Financial Officer (Principal Financial Officer and	February 4, 2009
Gerard A. Herlihy	Principal Accounting Officer)

*	Director	February 4, 2009
Kenneth Baker

*	Director	February 4, 2009
Marshall Cogan

*	Director	February 4, 2009
Mark Danastasio

*	Director	February 4, 2009
Elliot Fuhr

*	Director	February 4, 2009
Karl Gruns

/s/ Charles Gassenheimer	Director
* Charles Gassenheimer, attorney-in-fact